Exhibit 99.3

CONSOLIDATED NATURAL GAS COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENTS
(Unaudited)
	Three Months Ended March 31, 2003	Nine Months Ended December 31, 2002
	(Millions)

Operating Revenue	$1,724	$2,768

Operating Expenses	1,295	2,035

Income from operations	429	733

Other income	1	26

Interest and related charges	39	113

Income before income taxes	391	646

Income taxes	139	208

Income before cumulative effect of a change in accounting principle	252	438

Cumulative effect of a change in accounting principle (net of income taxes of $3)	(5)	-

Net income	$ 247	$ 438

The condensed consolidated earnings statement for the three months ended March 31, 2003 reflects the adoption of a new accounting standard, effective January 1, 2003, Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations. The condensed consolidated earnings statement for the nine months ended December 31, 2002, which was prepared under different accounting policies regarding the accounting matters covered by the aforementioned new standard, may not be combined with the condensed consolidated earnings statement for the three months ended March 31, 2003, under generally accepted accounting principles.